EXHIBIT 99.1

Sun Healthcare Group, Inc.
Upgrades 2008 Guidance;
Adjusts for Discontinued Operations

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

      Irvine, Calif. (Oct 1, 2008) - Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) today announced an update to its full- year 2008 guidance.  The revised guidance reflects the continued strength of Sun’s operating results.

Updated 2008 Full-Year Guidance

     Sun is updating its previously issued guidance for 2008 to reflect management’s current expectations, the impact of the classification of the operations of five centers as discontinued and favorable interest rates on its variable rate debt.

(Dollars in millions, except EPS)	UPDATED 2008 Full Year Guidance		Original 2008 Full Year Guidance
	Low	High	Low	High

Revenue	$1,818.0	$1,823.0	$1,840.0	$1,850.0

EBITDAR	$236.0	$238.0	$238.0	$242.0

EBITDA	$162.0	$164.0	$162.0	$166.0

Pre-tax earnings	$67.0	$69.0	$62.0	$66.0

Income from continuing operations	$40.2	$41.4	$37.2	$39.6

Diluted earnings per share	$0.91	$0.94	$0.85	$0.90

Diluted weighted average shares	44.2	44.2	44.0	44.0

EBITDAR margin	13.0%	13.1%	12.9%	13.1%

EBITDA margin	8.9%	9.0%	8.8%	9.0%

     Since the original 2008 guidance was issued, Sun reclassified the operations of five skilled nursing centers as discontinued operations. During the second quarter, Sun announced the expiration of a lease for one center and significant flood damage at another. Sun also expects, early in the fourth quarter, to close the previously unannounced sale of three centers in Oklahoma. Of the five centers, three were leased and two were owned. Budgeted financial results, which were the basis for our original guidance, included, for these five centers, $28.8 million for revenues, $4.5 million for EBITDAR and $2.9 million for EBITDA. Actual revenues and expenses of the centers that have been reported through the date of determination as discontinued operations will be reclassified for all periods presented. The updated guidance reflects the elimination of the financial results from these five centers.

     Sun has been experiencing favorable interest rates related to the variable portion of its bank term loans throughout 2008. Sun expects that its total interest costs for 2008 will be approximately $3.6 million less than originally projected, and has increased its pre-tax earnings guidance to reflect the favorable interest expense. Currently, approximately
$200 million of the bank term loans are subject to LIBOR resets. Of that amount, approximately $150 million will be reset at the end of November 2008.

     “We believe it is appropriate to update our 2008 guidance to reflect our current expectations. Notwithstanding the elimination of $28 million of revenue, $4.5 million of EBITDAR and $2.9 million of EBITDA, our results allow us to maintain our original guidance for EBITDA and continue to show expected improvements in our EBITDAR margin over the prior year,” said Richard K. Matros, Sun’s chairman and chief executive officer.

About Sun Healthcare Group, Inc.

      Sun Healthcare Group, Inc., with executive offices in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care centers in many states. In addition, the Sun Healthcare Group family of companies provides therapy through SunDance Rehabilitation Corporation, hospice services through SolAmor Hospice and medical staffing through CareerStaff Unlimited, Inc.

     Statements made regarding 2008 guidance are not historical facts and are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate,” "expect," "hope,” "intend," "may” and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; our ability to maintain the occupancy rates and payor mix at our long-term care centers; potential liability for losses not covered by, or in excess of, our insurance; the effects of government regulations and investigations; the significant amount of our indebtedness, covenants in our debt agreements that may restrict our activities and our ability to incur more indebtedness; our ability to integrate the operations of Harborside Healthcare Corporation  and realize anticipated synergies; increasing labor costs and the shortage of qualified healthcare personnel; and our ability to receive increases in reimbursement rates from government payors to cover increased costs. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q, copies of which are available on Sun’s web site, www.sunh.com.
     The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by Sun are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
     EBITDA and EBITDAR are used in this press release and are non-GAAP financial measures. EBITDA is defined as earnings before income (loss) on discontinued operations, income taxes, loss (gain) on sale of assets, net, interest, net, depreciation and amortization. EBITDAR is defined as EBITDA before facility rent expense.  EBITDA and EBITDAR are used by management to evaluate financial performance and resource allocation for each entity within the operating units and for Sun as a whole. EBITDA and EBITDAR are commonly used as analytical indicators within the healthcare industry and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under generally accepted accounting principles. As the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance, EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income (loss), cash flows generated by or used in operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and EBITDAR are not measurements determined in accordance with generally accepted accounting principles in the United States and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies. Any documents filed by Sun with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of Sun may obtain free copies of the documents filed with the SEC by contacting Sun’s investor relations department at (505) 468-2341 (TDD users, please call (505) 468-4458) or by sending a written request to Investor Relations, Sun Healthcare Group, Inc. 101 Sun Avenue N.E., Albuquerque, N.M. 87109. You may also read and copy any reports, statements and other information filed by Sun with the SEC at the SEC public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s web site for further information.